Exhibit 99.2

NEWS RELEASE

Media Contact:	Debra Charlesworth	(650) 225-2742
	Caroline Pecquet	(650) 467-7078
Investor Contact:	Kathee Littrell	(650) 225-1034

http://www.gene.com

GENENTECH ANNOUNCES PRICING OF $2 BILLION IN SENIOR NOTES

SOUTH SAN FRANCISCO, Calif. – July 13, 2005 –Genentech, Inc. (NYSE:DNA) today announced the pricing of an offering $500 million principal amount of 4.40 percent Senior Notes due 2010, $1 billion principal amount of 4.75 percent Senior Notes due 2015 and $500 million principal amount of 5.25 percent Senior Notes due 2035. The offering is being made pursuant to exemptions from the registration requirements of the Securities Act of 1933 (the “Securities Act”). The sale of the notes is expected to close on July 18, 2005.

The company intends to use approximately $585 million of the net proceeds to reduce or repay its obligations under certain existing synthetic and other lease arrangements, including a synthetic lease related to its manufacturing facility in Vacaville, California. The company also intends to fund upgrade, start-up and validation costs at its recently acquired biologics manufacturing facility in Oceanside, California. It intends to use the balance of the net proceeds for general corporate purposes, which may include additional capital expenditures, working capital, stock repurchases, research and development expenses and acquisitions of or investments in products, technologies, facilities and businesses.

The securities to be offered will not be registered under the Securities Act or applicable state securities law or blue sky laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities law or available exemptions from the registration requirements. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

The statements in this press release regarding the timing of the proposed offering and its terms are forward-looking statements that involve risks and uncertainties including, but not limited to, market conditions and the price and market for the securities to be offered.